Exhibit 19.1
Sweetgreen, Inc.

Insider Trading Policy

1.Introduction

During the course of your relationship with Sweetgreen, Inc. (the “Company”), you may receive material information that is not yet public (“material nonpublic information”) about the Company or about other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in the Company’s securities by our directors, officers, employees and consultants who are advised that they are subject to this policy and who may become aware of material nonpublic information (“designated consultants”) and the other persons subject to this policy as described below.

2.Statement of Policy

It is the policy of the Company that an employee, officer, director or designated consultant of the Company (or any other person subject to this policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

•engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
•recommend the purchase or sale of any of the Company’s securities;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). The size of the transaction is not relevant. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee,” the person to whom the insider disclosed material nonpublic information, and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold, or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).
In addition, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person subject to this policy) who, in the course of working for the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a supplier, partner or collaborator of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this policy, except as specifically noted herein.

3.Transactions Subject to this Policy

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
4.Persons Subject To This Policy

This policy applies to you and all other employees, directors, officers and designated consultants of the Company and its subsidiaries. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

5.Material Nonpublic Information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. If you possess material nonpublic information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated, as described below. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.
You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his or her designee (each, a “Clearing Officer”). The Clearing Officer shall be the Chief Legal Officer of the Company. In the future, the Company may appoint another senior officer as the Clearing Officer.

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:
•financial results, projections or forecasts;
•new store opening projections or forecasts;
•acquisitions or dispositions of assets, divisions or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;
•significant changes or developments in any partnership with any third party;
•material new product launches (which, for the avoidance of doubt, does not include regular seasonal menu launches);
•a disruption in the Company’s operations, supply chain or distribution channel (including any significant store closures);
•food safety and quality control issues or incidents;
•pricing changes;
•the establishment of a repurchase program for the Company’s securities;
•changes or new partner relationships, collaborations or grants;
•management or control changes;
•employee layoffs;
•a breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure or employee or customer data;
•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements; and
•impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange

Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday (in each case subject to any pre-clearance requirements set forth in this policy). Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be made in accordance with the Company’s Corporate Disclosure Policy.

6.Stock Trading by Directors, Officers, Employees and other Service Providers

Pre-Clearance and Advance Notice of Transactions

All directors, officers and other employees and consultants designated from time to time as requiring “Pre-Clearance and Advance Notice of Transactions” by the Company’s Clearing Officer based on the types of confidential information they receive and have access to (“Specified Personnel (Preclearance)”) are required to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading as set forth in Section 9. The Company’s Clearing Officer shall periodically update the individuals subject to Specified Personnel (Preclearance). From time to time, we may also require that certain persons limit their transactions in the Company’s securities to certain trading window periods as described below.

Trading Window Period and Trading Blackout Period

Directors, officers and other employees and consultants designated as performing work at any Sweetgreen Support Center (even if working remotely) (“Specified Personnel (Trading Window)”) may buy or sell securities of the Company only during a window period that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and typically closes at the close of business on the date that is 20 days prior to the end of each fiscal quarter (unless otherwise determined by the Company’s board of directors or a committee thereof). Such period when trading is allowed is referred to as a “trading window period” and such period when trading is not allowed is referred to as a “trading blackout period.” Each trading window period may be closed early or may not open at all if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to a trading window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. Any Specified Personnel (Trading Window) who believes that special circumstances require him or her to trade during a closing trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

7.Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

7.1    Option Exercises. This policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company, or by delivery to the Company of already-owned stock of the Company.

This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

7.2    Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting, settlement or exercise of restricted stock units, options, or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes, subject to Section 7.3 below.

7.3    Sell-to-Cover Transactions. So long as the conditions in either subpart (a) or (b) of this paragraph are satisfied, this policy allows for the sale of shares of the Company’s common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”).

a.Prior to such sell-to-cover transaction, and in a manner expressly approved by the Company in writing, you irrevocably elect in writing to sell such shares to cover tax withholding obligations (and any associated broker or other fees), or

b.Such sell-to-cover transaction is effected pursuant to a sell-to-cover program that is expressly mandated by the Company.

7.4    ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to an employee’s initial election to participate in the ESPP, changes to an employee’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the stock acquired pursuant to the ESPP.

7.5    10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and designated consultants may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s, or designated consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

7.6    401(k) Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your Company stock fund; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

7.7    Gifts. This policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the Company’s Clearing Officer. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. The Company may choose to shorten this period. Pre-clearance will not be given for gifts occurring during a blackout period if the recipient could reasonably be expected to sell Company securities into the public market during the blackout period during which the gift is made (e.g., a donation to a charitable organization).

8.Special and Prohibited Transactions

8.1    Inherently Speculative Transactions. No employee, director or designated consultant of the Company may engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.

8.2     Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Company employee, director or designated consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or designated consultant of the Company may no longer have the same objectives as the Company’s other stockholders. Therefore, Company employees, directors and designated consultants are prohibited from engaging in any such transactions.

8.3    Pledged Securities. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loans. Because a foreclosure may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, officers, employees, directors and designated consultants of the Company are generally prohibited from pledging the Company’s securities as collateral for a loan without prior approval from the Board of Directors (or a delegated committee thereof) and pre-clearance from the Clearing Officer. In reviewing a request, the Clearing Officer will consider whether the terms of that loan (and the associated pledge of shares) are sufficient to protect you and the Company from a potential transfer by pledgee at an inappropriate time, including whether the terms of the loan include (i) a sufficient loan-to-value ratio, (ii) recollateralization provisions, (iii) limitations on pledging for speculative investments or hedging, (iv) adequate notice terms and cure periods to either avoid foreclosure or satisfy disclosure obligations, and (v) review of the proposed loan terms by the Company.

8.4    Margin Accounts. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, employees, directors and designated consultants of the Company are prohibited from holding securities of the Company in a margin account.

8.5    Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or designated consultant of the Company is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to this policy.

9.Pre-Clearance and Advance Notice of Transactions
In addition to the requirements listed above, directors, officers and Specified Personnel (Pre-Clearance) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, cashless exercise of stock options, loan, pledge or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Clearing Officer in advance of the proposed transaction. Such request for pre-clearance should be submitted to the Clearing Officer at least two business days before the desired date of the transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.
Advance notice of gifts or an intent to exercise an outstanding stock option by directors and executive officers of the Company shall be given to the Clearing Officer at least two business days prior to such gift or exercise to the Clearing Officer. Upon completion of any transaction, the director or executive officer must immediately notify the Compliance Officer and any other individual(s) identified in Section 1 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

10.Short-Swing Trading, Control Stock and Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

11.Prohibition Of Trading During Pension Plan Blackouts
No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Company’s Clearing Officer (or the Company’s Chief Legal Officer, if he/she is not the Clearing Officer).

12.Policy’s Duration

This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade in the Company’s securities or the securities of other applicable companies until such trading blackout period has ended.
13.Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member, or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
14.Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Clearing Officer (or the Company’s Chief Legal Officer, if he/she is not the Clearing Officer) at equityinfo@sweetgreen.com for clearance on trading and compliance issues. Please also see Frequently Asked Questions, which are attached as Exhibit A.

15.Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer at equityinfo@sweetgreen.com.

Adopted by the Board of Directors: September 23, 2021
Last Amended: February 25, 2025

Exhibit A

Insider Trading Policy

Frequently Asked Questions

1.What is insider trading?

Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in related financial instruments, including derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about the Company or another publicly traded company that Company has business relationships with and you trade in the Company’s or such other company’s securities, you have broken the law.

2.Why is insider trading illegal?

If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.What is material nonpublic information?

Information is material if it would influence a reasonable investor to buy or sell a stock, bond future, related financial instruments or other securities. This could mean many things: financial results, material legal settlements, potential acquisitions, or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4.Who can be guilty of insider trading?

Anyone who buys or sells a security or related financial instrument while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security or related financial instrument, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security or related financial instrument, you may be found guilty of insider trading.

5.Does the Company have an insider trading policy?

Yes, please contact the Compliance Officer to obtain a copy.
6.What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet in chat rooms or otherwise about the Company or companies with which the Company does business.

7.What if I don’t tell them the information itself; I just tell them whether they should buy or sell?
That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security or related financial instruments related to the Company’s common stock, since that could be a form of tipping.

8.What are the sanctions if I trade on material nonpublic information or tip off someone else?

In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

9.What is “loss avoided”?

If you sell common stock or related financial instrument before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

10.Am I restricted from trading securities of any companies other than the Company, for example a partner or competitor of the Company?

Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

11.So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and designated consultants may violate our policies by breaching their confidentiality obligations or by recommending the Company stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and designated consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
12.So when can I buy or sell my securities of the Company?

If you are aware of material nonpublic information, you may not buy or sell our common stock until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday (in each case subject to any pre-clearance requirements set forth in this policy). Even if you are not aware of any material nonpublic information, Specified Personnel (Trading Window) may not trade our common stock during any trading “blackout” period. And finally, all directors, and officers and Specified Personnel (Pre-Clearance) must pre-clear any purchases or sales of stock with the Clearing Officer two business days in advance of the proposed transaction as set forth in Section 9, unless such transaction is subject to an exception to the Insider Trading Policy.

13.If I have an open order to buy or sell securities of the Company on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

No, unless it is in connection with a 10b5-1 trading plan (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

14.Am I allowed to trade derivative securities of Company’s Common Stock?

No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of this policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

15.Why does the Company prohibit trading in derivative securities and short selling?

Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well received by our stockholders.

16.Can I purchase Company securities on margin or hold them in a margin account?
No. Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

17.Why does the Company prohibit me from purchasing securities of the Company on margin or holding them in a margin account?

Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

18. Can I pledge my Company shares as collateral for a personal loan?

No, unless you have prior approval from the Board of Directors (or a delegated committee thereof) and pre-clearance from the Clearing Officer. You should be aware that pledging your shares as collateral for a loan could cause you to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information, which could result in a violation of insider trading rules. As a result, you generally should not pledge your shares as collateral for a loan unless such pledge is carefully constructed to avoid this risk.

19.Can I hedge my ownership position in the Company?

No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

20.Can I exercise options granted to me under the Company’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?

Yes. You may exercise the options for cash (or via net exercise transaction with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

21.Am I subject to trading blackout periods if I am no longer an employee or consultant of the Company?

It depends. If you are subject to trading blackout periods and your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that specific trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company, you should not trade in Company securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

22.Can I gift stock while I possess material nonpublic information or during a trading blackout period?

It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by the Company’s Clearing Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance will not be given for gifts occurring during a blackout period if the recipient could reasonably be expected to sell Company securities into the public market during the blackout period during which the gift is made (e.g., a donation to a charitable organization).

23.What if I purchased publicly traded options or other derivative securities before I became a Company employee or consultant?

The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

24.May I own shares of a mutual fund that invests in the Company?

Yes.

25.Are mutual fund shares holding the Company’s Common Stock subject to the trading blackout periods?

No. You may trade in mutual funds holding the Company’s common stock at any time.

26.May I use a “routine trading program” or “10b5-1 plan”?

Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. Moreover, all trading plans must be reviewed and approved by the Company before being established to confirm that the trading plan complies with all pertinent company policies and applicable securities laws. If you wish to create a 10b5-1 plan, please contact our Clearing Officer for approval at tequityinfo@sweetgreen.com.

27.What happens if I violate our insider trading policy?

Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. In addition, you may be subject to criminal and civil sanctions.

28.Who should I contact if I have questions about our insider trading policy or specific trades?

You should contact our Clearing Officer at equityinfo@sweetgreen.com.

Sweetgreen, Inc.
Insider Trading Policy
Certification
To: Sweetgreen, Inc.
I, ________________________, have received and read a copy of the Sweetgreen, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Sweetgreen, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Sweetgreen, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)